Exhibit 99.1

Jerash Holdings Reports Significantly Improved Financial Results

For Fiscal 2026 Third Quarter

FAIRFIELD, N.J., February 9, 2026 – Jerash Holdings (US), Inc. (NASDAQ: JRSH) (the “Company” or “Jerash”), which manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands, today announced significantly improved financial results for its fiscal 2026 third quarter ended December 31, 2025.

Fiscal 2026 Third Quarter Highlights

●	Revenue increased 18.0 percent to $41.8 million, from $35.4 million in the prior year quarter.

●	Gross margin improved 170 basis points to 16.9 percent, from 15.2 percent in the prior year quarter.

●	Operating income nearly tripled to $1.9 million, from $708,000 in the prior year quarter.

●	Net income improved to $1.2 million, from $6,000 in the prior year quarter.

Outlook

●	Revenue for the fiscal 2026 fourth quarter is expected to increase by 23 to 26 percent over $29.3 million in the prior-year quarter, positioning fiscal 2026 for record annual revenue.

●	Gross margin for the fiscal 2026 fourth quarter is anticipated to be approximately 14 to 16 percent.

“Jerash’s fiscal 2026 third quarter results reflect increasing demand from our long-standing core global brand customers, complemented by the initial contributions from our new strategic partner in Korea, which together drove meaningful improvements across both the top and bottom lines,” said Sam Choi, Jerash’s chairman and chief executive officer. “With our new customers, we expect strong revenue growth that exceeds our current manufacturing capacity, which reinforces our decision to expand operations to meet demand.

“We are thrilled with the recently announced acquisition of a bank-owned manufacturing building and associated land, which represents a significant milestone in advancing Jerash’s business growth strategy for the next five years. Upon completion of renovations by the end of this calendar year, the new manufacturing building is expected to increase production capacity by at least 40 percent, substantially enhancing our ability to support increasing demand, as we continue to expand and diversify customer base and product mix.

“This expansion improves our operational flexibility and supports efficient scaling, while maintaining the quality and cost discipline our customers expect. As order volumes continue to grow for new and expanded product offerings, we remain focused on driving further gross margin improvement,” Choi added.

Fiscal 2026 Third Quarter Results

Revenue for the fiscal 2026 third quarter rose 18.0 percent to $41.8 million, from $35.4 million in the same quarter last year. The growth was primarily driven by increases in shipments to the Company’s major export markets, including the U.S., and a new customer in Korea.

Gross profit increased 31.0 percent to $7.0 million for the fiscal 2026 third quarter, from $5.4 million in the same quarter last year. Gross profit margin for the quarter improved to 16.9 percent, from 15.2 percent in the same period last year. The increase primarily reflected the product mix from new customers and the benefit of economies of scale.

Operating expenses totaled $5.1 million in the fiscal 2026 third quarter, compared with $4.7 million in the same quarter last year. The increase mainly reflected higher sales volumes and increased recruitment costs, partially offset by lower stock-based compensation.

Operating income nearly tripled to $1.9 million in the fiscal 2026 third quarter, from $708,000 in the same quarter last year.

Total other expenses were $418,000 in the fiscal 2026 third quarter, compared with $252,000 in the same quarter last year. The increase was primarily due to the increase in financing needs to support business growth and exchange losses.

Income tax expenses were $368,000 in the fiscal 2026 third quarter, compared with $450,000 in the prior year quarter.

Net income rose to $1.2 million, or $0.09 per diluted share, for the fiscal 2026 third quarter, from $6,000, or $0.00 per diluted share, for the same quarter last year.

Comprehensive income attributable to the Company’s common stockholders advanced to $1.2 million in the fiscal 2026 third quarter, from a comprehensive loss of $147,000 in the same quarter last year.

Nine-Month Fiscal Year 2026 Results

Revenue for the first nine months of fiscal year 2026 rose 5.8 percent to $123.4 million, from $116.6 million in the same period last year.

Gross profit increased 13.7 percent to $19.4 million for the first nine months of fiscal year 2026, from $17.1 million for the same period last year. Gross margin for the first nine months of fiscal year 2026 improved to 15.7 percent, from 14.7 percent in the same period last year.

Operating expenses for the first nine months of fiscal year 2026 were $15.4 million, compared with $16.1 million for the same period last year. The decrease was primarily due to better control of export costs, lower stock-based compensation expenses and reduced spending on repair and maintenance.

Operating income nearly quadrupled to $4.0 million for the first nine months of fiscal year 2026, from $1.0 million for the same period last year.

Total other expenses for the first nine months of fiscal 2026 were $1.2 million, compared with $1.0 million for the same period last year.

Income tax expenses were $851,000 for the first nine months of fiscal year 2026, compared with $667,000 for the same period in the prior year.

Net income for the first nine months of fiscal year 2026 improved by $2.7 million to $2.0 million, or $0.15 per diluted share, from a net loss of $696,000, or $0.06 per share, in the same period last year.

Comprehensive income attributable to Jerash’s common stockholders improved to $2.0 million in the first nine months of fiscal year 2026, from a comprehensive loss of $820,000 for the same period last year.

Balance Sheet, Cash Flow, and Dividends

Cash and restricted cash totaled $13.2 million, and net working capital was $36.4 million as of December 31, 2025.

On February 3, 2026, Jerash’s board of directors approved a regular quarterly dividend of $0.05 per share on its common stock, payable on February 20, 2026, to stockholders of record as of February 13, 2026.

Conference Call

Jerash Holdings will host an investor conference call to discuss its fiscal 2026 third quarter results today, February 9, 2026, at 9:00 a.m. Eastern Time.

Phone:	888-506-0062 (domestic); 973-528-0011 (international)
Conference ID:	422515

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which licenses brands such as DKNY and Nautica), Acushnet Holdings Corp (which owns the brand FootJoy), American Eagle, and Skechers. Jerash’s existing production facilities in Jordan comprise six factory units and four warehouses, and Jerash currently employs approximately 6,000 people. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, completing renovations on the new building by the end of this calendar year, Jerash’s current views with respect to other future events and its financial forecasts, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the U.S. Securities and Exchange Commission. These and other risks and uncertainties are detailed in the Company’s filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin or Roger Pondel

310-279-5980; jlin@pondel.com

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(tables below)

JERASH HOLDINGS (US), INC., AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2025	2024	2025	2024

Revenue, net	$41,769,186	$35,384,737	$123,367,028	$116,560,580
Cost of goods sold	34,720,025	30,001,947	103,939,307	99,480,036
Gross Profit	7,049,161	5,382,790	19,427,721	17,080,544

Selling, general and administrative expenses	4,877,501	4,200,975	14,756,182	14,650,105
Stock-based compensation expenses	228,825	474,088	680,320	1,417,111
Total Operating Expenses	5,106,326	4,675,063	15,436,502	16,067,216

Income from Operations	1,942,835	707,727	3,991,219	1,013,328

Other Income (Expenses):
Interest expenses	(393,190)	(364,939)	(1,242,520)	(1,348,291)
Other (expenses) income, net	(25,250)	113,240	61,217	306,441
Total other expenses, net	(418,440)	(251,699)	(1,181,303)	(1,041,850)

Net income (loss) before provision for income taxes	1,524,395	456,028	2,809,916	(28,522)

Income tax expenses	367,935	449,714	850,523	667,312

Net income (loss)	1,156,460	6,314	1,959,393	(695,834)

Net (loss) income attributable to noncontrolling interest	(14,115)	12,120	8,537	(100)
Net income (loss) attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$1,170,575	$(5,806)	$1,950,856	$(695,734)

Net income (loss)	$1,156,460	$6,314	$1,959,393	$(695,834)
Other Comprehensive Income (Loss):
Foreign currency translation income (loss)	55,028	(140,969)	47,377	(124,473)
Total Comprehensive Income (Loss)	1,211,488	(134,655)	2,006,770	(820,307)
Comprehensive (loss) income attributable to noncontrolling interest	(14,115)	12,120	8,537	(100)
Comprehensive Income (Loss) Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$1,225,603	$(146,775)	$1,998,233	$(820,207)

Earnings (Loss) Per Share Attributable to Common Stockholders:
Basic and diluted	$0.09	$(0.00)	$0.15	$(0.06)

Weighted Average Number of Shares
Basic	12,699,940	12,294,840	12,699,940	12,294,840
Diluted	13,221,380	12,294,840	13,158,039	12,294,840

Dividend per share	$0.05	$0.05	$0.15	$0.15

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2025	March 31, 2025
	(Unaudited)
ASSETS
Current Assets:
Cash	$11,454,016	$13,346,791
Accounts receivable, net	7,831,553	3,076,074
Inventories	26,030,818	27,704,829
Prepaid expenses and other current assets	3,360,827	3,648,321
Advance to suppliers, net	8,092,421	6,644,194
Total Current Assets	56,769,635	54,420,209

Restricted cash - non-current	1,701,752	1,717,248
Long-term deposits	604,511	464,934
Property, plant, and equipment, net	23,995,370	25,023,681
Goodwill	499,282	499,282
Operating lease right of use assets	644,380	850,172
Total Assets	$84,214,930	$82,975,526

LIABILITIES AND EQUITY

Current Liabilities:
Credit facilities	$9,339,758	$4,512,462
Accounts payable	3,587,871	6,507,308
Accrued expenses	3,963,303	4,342,436
Income tax payable - current	1,124,150	1,305,386
Uncertain tax provision	-	175,290
Other payables	1,888,950	2,149,185
Deferred revenue	294,616	487,004
Operating lease liabilities - current	180,040	339,699
Total Current Liabilities	20,378,688	19,818,770

Deferred tax liabilities, net	120	120
Operating lease liabilities - non-current	184,914	287,527
Total Liabilities	20,563,722	20,106,417

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,939,418 shares issued, and 12,699,940 shares outstanding as of December 31, 2025 and March 31, 2025, respectively	12,939	12,939
Additional paid-in capital	26,355,155	25,674,835
Treasury stock, 239,478 shares	(1,169,046)	(1,169,046)
Statutory reserve	413,821	413,821
Retained earnings	38,442,766	38,396,901
Accumulated other comprehensive loss	(465,745)	(513,122)
Total Jerash Holdings (US), Inc. Stockholders’ Equity	63,589,890	62,816,328

Noncontrolling interest	61,318	52,781
Total Equity	63,651,208	62,869,109

Total Liabilities and Equity	$84,214,930	$82,975,526

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,959,393	$(695,834)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,274,388	1,968,992
Stock-based compensation expenses	680,320	1,417,111
Credit loss recovery, net	-	(17,054)
Amortization of operating lease right-of-use assets	451,890	447,646
Uncertain tax provision	-	(273,582)

Changes in operating assets:
Accounts receivable	(4,755,479)	(1,803,392)
Inventories	1,674,011	8,123,439
Prepaid expenses and other current assets	287,497	(930,084)
Advance to suppliers	(1,448,228)	(4,776,571)
Changes in operating liabilities:
Accounts payable	(2,919,438)	(2,452,154)
Accrued expenses	(379,132)	(335,251)
Other payables	(260,235)	(408,900)
Deferred revenue	(192,388)	48,442
Operating lease liabilities	(508,370)	(505,317)
Income tax payable	(355,724)	(388,766)
Net cash used in operating activities	(3,491,495)	(581,275)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(936,444)	(491,676)
Payments for construction of properties	-	(585,715)
Payment for long-term deposits	(435,650)	(594,442)
Net cash used in investing activities	(1,372,094)	(1,671,833)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(1,904,991)	(1,844,226)
Repayment from short-term loan	(16,118,301)	(9,288,656)
Proceeds from short-term loan	20,945,597	14,256,600
Net cash provided by financing activities	2,922,305	3,123,718

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND RESTRICTED CASH	33,013	(124,559)

NET (DECREASE) INCREASE IN CASH AND RESTRICTED CASH	(1,908,271)	746,051

CASH, AND RESTRICTED CASH, BEGINNING OF THE PERIOD	15,064,039	14,036,867

CASH, AND RESTRICTED CASH, END OF THE PERIOD	$13,155,768	$14,782,918

CASH AND RESTRICTED CASH, END OF THE PERIOD	$13,155,768	$14,782,918
LESS: NON-CURRENT RESTRICTED CASH	1,701,752	1,563,809
CASH, END OF THE PERIOD	$11,454,016	$13,219,109

Supplemental disclosure information:
Cash paid for interest	$1,242,520	$1,348,291
Income tax paid	$1,214,074	$1,329,150

Non-cash investing and financing activities
Equipment obtained by utilizing long-term deposit	$296,099	$289,451
Operating lease right of use assets obtained in exchange for operating lease obligations	$242,493	$186,726